Exhibit 3.1
STATE OF DELAWARE
CERTIFICATE OF LIMITED PARTNERSHIP
The Undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware.Code, Chapter 17, do hereby certify as follows:
First: The name of the limited partnership is CIM Opportunity Zone Fund, L.P
Second: The address of its registered office in the State of Delaware is 2104S. Dupont Highway in the city of Camden. Zip code 19934. The name of the Registered Agent at such address is Paracorp Incorporated
Third: The name and mailing address of each general partner is as follows: CIM Opportunity Zone Fund GP, LLC, 4700 Wilshire Blvd., Los Angeles, CA 90010
In Witness Whereof, the undersigned has executed this Certificate of Limited Partnership as of 1st day of November, A.D. 2018.
CIM Opportunity Zone Fund GP, LLC
General Partner

By:	/s/ Nicholas V. Morosoff
Name:	Nicholas V. Morosoff
Title:	Vice President